                                                                    Exhibit 10.1

                            ASSET PURCHASE AGREEMENT



                                      AMONG



                            STA-RITE INDUSTRIES, INC.



                                       AND



                                THE RIVAL COMPANY



                                       AND



                              HOLMES PRODUCTS CORP.

                            ASSET PURCHASE AGREEMENT
                                TABLE OF CONTENTS


1.       PURCHASE AND SALE OF ASSETS.............................................................................1
         1.1.         Definition of "Business"...................................................................1
         1.2.         Assets to be Transferred...................................................................1
         1.3.         Excluded Assets............................................................................3

2.       ASSUMPTION OF LIABILITIES...............................................................................3
         2.1.         Liabilities to be Assumed..................................................................3
         2.2.         Liabilities Not to be Assumed..............................................................6

3.       PURCHASE PRICE -PAYMENT.................................................................................7
         3.1.         Purchase Price.............................................................................7
         3.2.         Payment of Purchase Price..................................................................7
         3.3.         Determination of Final Inventory Value.....................................................8
         3.4.         Prorations.................................................................................8
         3.5.         Allocation of Purchase Price...............................................................9

4.       REPRESENTATIONS AND WARRANTIES OF COMPANY...............................................................9
         4.1.         Corporate..................................................................................9
         4.2.         Authority..................................................................................9
         4.3.         No Violation..............................................................................10
         4.4.         Financial Statements and Business Financial Information...................................10
         4.5.         Tax Matters...............................................................................11
         4.6.         Inventory.................................................................................11
         4.7.         Absence of Certain Changes................................................................11
         4.8.         Absence of Undisclosed Liabilities........................................................12
         4.9.         No Litigation.............................................................................12
         4.10.        Licenses and Permits......................................................................12
         4.11.        Title to and Condition of Purchased Assets................................................12
         4.12.        Contracts and Commitments.................................................................13
         4.13.        Intellectual Property.....................................................................14
         4.14.        Major Customers and Suppliers.............................................................14
         4.15.        Product Warranty and Product Liability....................................................15
         4.16.        Affiliates' Relationships to Company......................................................15
         4.17.        Disclosure................................................................................15

5.       REPRESENTATIONS AND WARRANTIES OF BUYER................................................................16
         5.1.         Corporate.................................................................................16
         5.2.         Authority.................................................................................16
         5.3.         No Brokers or Finders.....................................................................16
         5.4.         Disclosure................................................................................16

6.       OTHER MATTERS .........................................................................................17
         6.1.         Noncompetition; Confidentiality...........................................................17
         6.2.         HSR Act Filings...........................................................................18
         6.3.         Use of Name...............................................................................19
         6.4.         Sales Tax Matters.........................................................................19
         6.5.         Access to Information and Records.........................................................19
         6.6.         Bulk Sales Compliance.....................................................................19
         6.7.         Identification of Pump Products Following Closing.........................................19
         6.8.         Termination of Sales Representative Agreements............................................19

7.       PRE-CLOSING PERIOD.....................................................................................20
         7.1          Conduct of Business Pending the Closing...................................................20
         7.2          Transitional Services Agreement...........................................................20
         7.3          Completion of Due Diligence Investigation.................................................21
         7.4          Updates to Disclosure Schedules...........................................................22
         7.5.         Consummation of Closing...................................................................22
         7.6.         Confidentially Pending Closing............................................................22

8.       INDEMNIFICATION........................................................................................23
         8.1.         By Company and Shareholder................................................................23
         8.2.         By Buyer..................................................................................23
         8.3.         Indemnification of Third-Party Claims.....................................................23
         8.4.         Limitations on Indemnification............................................................24

9.       CLOSING      ..........................................................................................26
         9.1.         Documents to be Delivered by Company......................................................26
         9.2.         Documents to be Delivered by Buyer........................................................27

10.      RESOLUTION OF DISPUTES.................................................................................28
         10.1.        Arbitration...............................................................................28
         10.2.        Arbitrators...............................................................................28
         10.3.        Procedures; No Appeal.....................................................................28
         10.4.        Authority.................................................................................28
         10.5.        Entry of Judgment.........................................................................29
         10.6.        Confidentiality...........................................................................29
         10.7.        Continued Performance.....................................................................29
         10.8.        Tolling...................................................................................29

11.      MISCELLANEOUS .........................................................................................29
         11.1.        Further Assurance.........................................................................29
         11.2.        Disclosures and Announcements.............................................................29
         11.3.        Assignment; Parties in Interest...........................................................30
         11.4.        Law Governing Agreement...................................................................30
         11.5.        Amendment and Modification................................................................30
         11.6.        Notice....................................................................................30

         11.7.        Expenses..................................................................................31
         11.8.        Termination...............................................................................32
         11.9.        Entire Agreement..........................................................................33
         11.10.       Counterparts..............................................................................33
         11.11.       Headings..................................................................................33

                            ASSET PURCHASE AGREEMENT


                  ASSET PURCHASE AGREEMENT (this "Agreement") dated October 1, 1999, by and among Sta-Rite Industries, Inc., a Wisconsin corporation ("Buyer"), and The Rival Company, a Delaware corporation ("Company") and Holmes Products Corp., a Massachusetts corporation which is the sole shareholder of the Company ("Shareholder").

                                    RECITALS

                  A. Company is engaged, through its Simer Pump business unit, in the design, manufacture, marketing and sale of water systems involving pumping or drainage, including specifically sump, utility, waterwell and battery back-up pumps (collectively, "Pump Products"), such business unit being referred to as "Simer."

                  B. Buyer desires to purchase from Company, and Company desires to sell to Buyer, certain of the property, assets and business relationships of Simer, as set forth herein.

                  NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows.

1.       PURCHASE AND SALE OF ASSETS

                  1.1.     Definition of "Business".

                  As used herein, "Business" shall mean and include, without limitation and except as otherwise specifically provided herein, the Company's operations related solely to Simer on the date hereof and the Purchased Assets (as hereinafter defined).

                  1.2.     Assets to be Transferred.

                  Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Company shall sell, transfer, convey, assign, and deliver to Buyer (or upon Buyer's request, to one or more wholly-owned subsidiaries of Buyer as designated by Buyer), and Buyer shall purchase and accept, certain of the assets, property and business relationships of Simer owned by the Company and, used, held for use or acquired or developed for use in the Business or developed in the course of conducting the Business or by persons employed in the Business (collectively the "Purchased Assets"). The Purchased Assets shall be limited to the following:

                  1.2.(a) Personal Property. Those certain fixed assets described on Schedule 1.2.(a) and all fixed assets of the Company solely or predominantly related to the Business.

                  1.2.(b) Inventory. All inventories of raw materials and work-in-process described by part number or material type on Schedule 1.2(b)(i) and finished goods described by part number or product code on Schedule 1.2(b)(ii) and Schedule 1.2(b)(iii), in each case (i) held by the Company at any location on the Effective Date in connection with the Business or (ii) converted by the Company from work-in-process or finished goods identified on Schedule 1.2(b)(iv) either before the Effective Date or during the term of the "Transitional Services Agreement" (as hereinafter defined), and such other raw materials, work-in-process and finished goods held by the Company in connection with the Business on the Effective Date having a part number, material type or product code not reflected on Schedule 1.2(b)(i), 1.2(b)(ii), 1.2(b)(iii) or 1.3(e) (the "Unspecified Inventory") but which the parties mutually agree, using the methodologies utilized in determining categories of "Inventory" and "Excluded Inventory" (as hereinafter defined), should be included with the Purchased Assets within the definition of "Inventory" hereunder (collectively the "Inventory").

                  1.2.(c) Intellectual Property. All goodwill associated with Simer products and all Simer Intellectual Property (as hereinafter defined). For purposes of this Agreement, "Intellectual Property" shall mean patents, trademarks (whether or not registered), brand names, trade names, product names, copyrights, trade secrets or other proprietary ideas, inventions, developments, or designs subject to any form of legal protection. For purposes of this Agreement, "Simer Intellectual Property" shall mean all right, title and interest in and to all Intellectual Property associated with Simer products and necessary to conduct the Business, including (i) the name "Simer Pump";
         (ii) the property listed on Schedule 4.13; and (iii) all claims for infringement of any such properties or names.

                  1.2.(d) Contracts. All the Company's rights in, to and under all purchase orders and sales orders of the Business relating solely to Simer customer and supplier relationships, including all customer purchase orders associated with Simer and the agreements, arrangements and understandings, whether oral or in writing, between Company and the customers listed on Schedule 4.12(c) hereof (hereinafter "Contracts"). To the extent that any Contract for which assignment to Buyer as provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Company and Buyer agree to use their reasonable best efforts (without any requirement on the part of Buyer to pay any money or agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Company agrees to cooperate with Buyer for a reasonable time period after the Closing Date and in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Company against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice to Company, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Contract and any such Contract shall not be deemed to be a Purchased Asset hereunder.

                  1.2.(e) Literature. All sales literature, promotional literature, catalogs, marketing materials and similar materials associated with Simer products.

                  1.2.(f) Records and Files. All records, files, invoices, customer lists, blueprints, specifications, designs, drawings, accounting records, business records, and operating data relating solely to Simer products and related to or necessary for Buyer to conduct the Business.

                  1.3.     Excluded Assets.

                  Company shall retain all of its rights, claims and assets not described in Section 1.2. Without limiting the generality of the foregoing, and any contrary provisions of Section 1.2 notwithstanding, Company shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept the following assets of Company:

                  1.3.(a) Cash and Cash Equivalents. All cash and cash equivalents of the Business.

                  1.3.(b) Consideration. The consideration delivered by Buyer to Company pursuant to this Agreement.

                  1.3.(c) Tax Credits and Records. Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records which relate to the Purchased Assets. Buyer shall have reasonable access to such records and may make excerpts therefrom and copies thereof but only to the extent such records relate to the Purchased Assets.

                  1.3.(d) Accounts Receivable. Any accounts receivable of the Business.

                  1.3.(e) Excluded Inventory. All inventories of raw materials, work-in-process and finished goods described on Schedule 1.3.(e) and any Unspecified Inventory not included in Inventory (collectively the "Excluded Inventory"). If an item appears on both Schedule 1.3(e) and another Schedule, Schedule 1.3(e) shall control.

2.       ASSUMPTION OF LIABILITIES

                  2.1. Liabilities to be Assumed.

                  As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge the following, and only the following, Liabilities of Company (collectively the "Assumed Liabilities"):

                  2.1.(a) Contractual Liabilities. Company's Liabilities arising from and after the Closing Date under and pursuant to all Contracts described in Section 1.2.(d) above and under the agreements, arrangements and understandings, whether oral or in writing, between the Company and the parties referenced on Schedule 4.14.(c) and identified with an asterisk on such schedule (the "Assumed Contracts"), including, without limitation, any Liability arising from or relating to any contract termination, whether terminated by Company or Buyer.

                  2.1.(b) Liabilities Under Permits and Licenses. Company's Liabilities arising from and after the Closing Date under any permits or licenses described in Section 4.10 and assigned to Buyer at the Closing.

                  2.1.(c) Post-Closing Product Liabilities. All Liabilities arising from or relating to the manufacture, supply, marketing and sale, product warranty and product liability of all Post-Closing Pump Products (as defined in Section 6.7 below), including all products manufactured pursuant to the Transitional Services Agreement, all products manufactured by Buyer incorporating components or parts manufactured by Company, and all commissions payable to sales representatives for sales of Pump Products following the Effective Date.

                  2.1.(d) Post-Closing Warranty Claims. Upon Closing, Buyer shall assume responsibility for administering customer and consumer warranty claims in relation to Pump Products manufactured by Company prior to the Effective Date ("Pre-Closing Pump Products") which represent a liability retained by Company under Section 2.2 ("Warranty Claims"). Subject to the provisions of this Section 2.1(d), administration of Warranty Claims shall include all matters relating to the verification, processing and payment of customer and consumer claims, and the destruction and disposal of Pump Products as to which a Warranty Claim has been made in accordance with the provisions of this
         Section 2.1(d). The Parties' respective obligations relating to Warranty Claims shall be divided into three categories:

                           (i) Initial Warranty Period. From the Effective Date
                  through and including February 15, 2000 (the "Initial Warranty Period"), Buyer shall administer Warranty Claims in the same manner as they were administered by Company prior to the Closing. Company shall reimburse Buyer for one hundred percent (100%) of all Warranty Claims "Received" (as defined below) during the Initial Warranty Period.

                           (ii) Customer Return Claims. Following the Initial
                  Warranty Period, Buyer shall cause all customers and consumers other than Ace Hardware Corp. and Tru*Serve Corporation (the "Return Customers") to return to Buyer's designated facility all Pre-Closing Pump Products with respect to which a Warranty Claim is being made ("Warranty Claim Products"). Buyer shall retain any Warranty Claim Products with respect to which it seeks reimbursement from Company in a designated area. On each "Inspection Day" (as defined below) the Company shall inspect the Warranty Claim Products received by Buyer through that date and ascertain which are defective, in accordance with testing procedures and criteria that are standard and customary within the industry. Company shall reimburse Buyer for (A) all Warranty Claims relating to Warranty Claim Products determined to be defective, (B) all shipping and handling charges incurred by Buyer in connection with Return Customers' return of Warranty Claim Products and (C) Buyer's cost for any personnel or equipment utilized by Company in connection with its testing of Warranty Claim Products. If Company fails to inspect Warranty Claim Products on a designated Inspection Day (unless Buyer has agreed to a substitute Inspection Day), Company shall be deemed to have found defective all Warranty Claim Products assembled for Company's testing through such Inspection Day.

                           (iii) Percentage Customers. Following the Initial
                  Warranty Period and with respect to Ace Hardware Corp. and Tru*Serve Corporation (the "Percentage Customers"), Company shall reimburse Buyer in accordance with the following schedule, without reference to whether the Percentage Customer warranty claim is made for Pump Products for which Company has warranty liability or for which Buyer has warranty liability ("Percentage Warranty Claims"):

                                    (A) For Percentage Warranty Claims Received
                           after the Initial Warranty Period and through and including March 15, 2000, Company shall reimburse Buyer for seventy five percent (75%) of all Percentage Warranty Claims;

                                    (B) For Percentage Warranty Claims Received
                           after March 15, 2000 through and including May 15, 2000, Company shall reimburse Buyer for fifty percent (50%) of all Percentage Warranty Claims; and

                                    (C) For Percentage Warranty Claims Received
                           after May 15, 2000 through and including October 15, 2001, Company shall reimburse Buyer for five percent (5%) of all Percentage Warranty Claims.

                  Notwithstanding the foregoing, Company shall reimburse Buyer for all Warranty Claims relating to Pre-Closing Pump Products that have a product code identified as Excluded Inventory. Furthermore, and notwithstanding the foregoing, in the event that Buyer reasonably determines that a recall of Pre-Closing Pump Products from customers and/or consumers, whether or not in conjunction with any governmental agency, is necessary or commercially advisable, Buyer shall seek Company's consent to such recall and Company shall consider such request in a commercially reasonable manner. If Company and Buyer agree to such a recall, Company shall bear all costs and expenses in connection therewith. If Company and Buyer cannot agree on whether such a recall is required, the parties may exercise their remedies under this Agreement. If any such recall involves Pre-Closing Pump Products and Post-Closing Pump Products, Buyer and Company shall allocate the costs and expenses between themselves based on their pro rata share of products recalled.

                  Following Closing and except as may be modified by this
Section 2.1(d), Buyer agrees to administer all warranty claims with respect to Pump Product, including without limitation Warranty Claims, in substantially the same manner as it administers warranty claims relating to its own products for which it bears economic responsibility. Buyer agrees that it shall not take any actions, or encourage any actions by customers, which could reasonably be anticipated to result in warranty claims being made with respect to Pump Products that are not defective, including, without limitation, discontinuing active manufacture, marketing and sale of Pump Products under the "Simer" name. Buyer further agrees that during the Initial Warranty Period it shall not make any material or substantive modifications to Pump Products or the packaging or terms and conditions of sales and marketing of Pump Products (except that Buyer may change the packaging of waterwell pumps or sprinkler pumps in a manner that is not misleading to the customer or consumer). Failure by Buyer to comply with these covenants shall relieve Company of its reimbursement obligations with respect to any Warranty Claims affected by such failure unless Buyer can produce defective Pump Products subject to such Warranty Claims.

                  For purposes of this Section 2.1(d): the term "Inspection Day" shall be the periodic dates agreed to by the parties which shall be on or about the fifteenth day of each month commencing in March 2000 and ending in August 2000, and thereafter on or about the fifteenth day of each November, February, May and August, provided that there shall be no Inspection Day for a quarter in which Buyer has no Warranty Claim Products with respect to which it claims reimbursement under this Section 2.1(d); and the term "Received" means that Warranty Claim Products or documentary evidence of Warranty Claims have been actually received by Buyer or Company, or any of their respective affiliates, agents or representatives.

                  2.2.     Liabilities Not to be Assumed.

                  Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of Company and all such Liabilities shall be and remain the responsibility of Company, including without limitation all Liabilities arising from or relating to manufacture, supply, marketing or sale, product warranty (except as may be limited by Section 2.1(d)) and product liability of all Pump Products manufactured prior to the Effective Date, and all commissions payable to sales representatives for sales of Pump Products prior to the Closing date; provided, however, that with respect to Pump Products manufactured prior to Closing which have been sold to Buyer under this Agreement, such Pump Products as sold by Buyer are in the same condition as when sold by Company to Buyer, and have not been altered or damaged in any way, other than repackaging of products in a manner which provides substantially similar consumer information to that provided by Company.

3.       PURCHASE PRICE - PAYMENT

                  3.1.     Purchase Price.

                  The purchase price (the "Purchase Price") for the Purchased Assets shall be Twelve Million Four Hundred Thousand Dollars ($12,400,000), subject to an adjustment based upon the inventory as of the Closing Date (the "Closing Inventory") (as hereinafter defined).

                  3.2.     Payment of Purchase Price.

                  The Purchase Price shall be paid by Buyer as follows:

                  3.2.(a) Assumption of Liabilities. At Closing, Buyer shall deliver to Company such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

                  3.2.(b) Cash to Company. At the Closing, Buyer shall deliver to Company the sum of Twelve Million Four Hundred Thousand Dollars ($12,400,000) (the "Initial Purchase Price") adjusted as follows (the "Initial Adjusted Purchase Price"):

                           (i) if the Closing Inventory Value, as defined below,
                  is less than $5,700,000, such difference shall be deducted from the Initial Purchase Price; or

                           (ii) if the Closing Inventory Value is greater than
                  $5,700,000 such difference shall be added to the Initial Purchase Price.

                  3.2.(c) Adjustment of Final Purchase Price. Within five (5) business days following the "Settlement Date" (as hereinafter defined), the Initial Adjusted Purchase Price shall be further adjusted as follows (as so adjusted, the "Final Purchase Price"):

                           (i) if the Final Inventory Value, as defined below,
                  is less than the Closing Inventory Value, such difference shall be paid by Company to Buyer; or

                           (ii) if the Final Inventory Value is greater than the
                  Closing Inventory Value, such difference shall be paid by Buyer to Company.

                  3.2.(d) Method of Payment. All payments under this Section 3.2 shall be made by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.

                  3.3.     Determination of Final Inventory Value.

                  3.3.(a)      Determination of Closing Inventory Value.

                  A "Closing Inventory" shall be determined on the Closing Date based upon the Company's book costed stock status inventory records for the Inventory as of October 1, 1999. The Closing Inventory shall be valued in accordance with Company's standard cost, as periodically updated consistent with past practice, except for those items listed on Schedule 1.2(b)(iii) which shall be valued in accordance with the percentages of standard cost set forth on such Schedule (the "Closing Inventory Value").

                  3.3.(b)      Determination of Final Inventory Value.

                  From time to time after the Closing, Buyer shall remove Inventory from Company's premises to fulfill customer orders and otherwise. No later than the sixtieth (60th) day (or the next business day if such day is a Saturday, Sunday or holiday) following the Closing, or such earlier date as Buyer shall designate (the "Settlement Date"), Buyer shall have removed all Inventory from Company's premises except Inventory which consists of raw materials or components Company retains to use in the manufacture of goods for Buyer under the Transitional Services Agreement (the "Retained Inventory"). All Inventory, including the Retained Inventory, shall be recorded at the time of removal from Company's premises but no later than the Settlement Date, and shall be valued in accordance with Company's standard cost, as periodically updated consistent with past practice (the "Final Inventory Value"). Company shall credit the standard cost of any Retained Inventory against invoices for manufactured goods incorporating such Retained Inventory in accordance with the Transitional Services Agreement.

                  3.3.(c)      Use of Inventory by Company.

                  Buyer acknowledges that between the Closing Date and the Settlement Date, Company may utilize Inventory that consists of raw materials or work-in-process to manufacture finished goods pursuant to the Transitional Services Agreement, and may substitute newly acquired or manufactured raw materials or work-in-process in substitution for such Inventory, which shall be included in the Final Inventory Value.

                  3.4.     Prorations.

                  The following prorations relating to the Purchased Assets will be made as of the Effective Date, with Company liable to the extent such items relate to any time period up to and including the Effective Date and Buyer liable to the extent such items relate to periods subsequent to the Effective Date. The net amount of all such prorations will be settled and paid on or prior to January 31, 2000:

                  3.4.(a) Personal property taxes and other taxes, if any, on or with respect to the Purchased Assets; provided that special assessments for work actually commenced or levied prior to the date of this Agreement shall be paid by Company.

                  3.4.(b) All other items normally adjusted in connection with similar transactions, including but not limited to cooperative advertising and items of a nature described on Schedule 3.4.(b).

                  Company agrees to furnish Buyer with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

                  3.5.     Allocation of Purchase Price.

                  The Final Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with Schedule 3.5. Company and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") or any regulations thereunder, Buyer and Company will disclose such reports to the other prior to filing with the IRS.

4.       REPRESENTATIONS AND WARRANTIES OF COMPANY

                  Company makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing for the applicable period in Section 8.4 (a).

                  4.1.     Corporate.

                  4.1.(a) Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  4.1.(b) Corporate Power. Company has all requisite corporate power and authority to own, operate and lease properties in relation to the Business, to carry on the Business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

                  4.2.     Authority.

                  The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. No other or further corporate act or proceeding on the part of Company or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby, and it is not intended that Company be dissolved or its remaining operations terminated. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid binding agreements of Company, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

                  4.3.     No Violation.

                  Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate any applicable federal or state law or order of any governmental agency or court of competent jurisdiction, (b) except for requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") to the extent applicable, will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in
Schedule 4.3, if any, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.11.(a)), upon any of the Purchased Assets, any term or provision of the Certificate of Incorporation or By-laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party and which affects the Purchased Assets; provided that the Company makes no representation or warranty with respect to the requirement for any consents or approvals which may be required to effect a transfer of any Assumed Contracts from Company to Buyer.

                  4.4. Financial Statements and Business Financial Information.

                  Included as Schedule 4.4(a) are the summary financial schedules for the Business for the twelve months ending June 30, 1996, June 30, 1997, June 30, 1998 and the eleven months ending May 31, 1998 and May 31, 1999 as previously provided to Buyer by Company and updated for the one month periods June 30, 1999 and July 31, 1999 (collectively the "Financial Information"). The Financial Information has been prepared in accordance with the books and records of the Company, having been extracted from the Financial Statements of the Company, which Financial Statements have been prepared in accordance with generally accepted accounting principles, applied on a basis consistent with prior applications of those principles, subject to year end adjustments in the case of any interim financial statements.

                  The Company further represents, and Buyer acknowledges, that due to the fact that Simer is a business unit of the Company, the Financial Information reflects pro rata allocations for Simer's portion of certain Company expenses, such as corporate overhead, space, information systems and other support functions, rather than actual expenses relating to the Business.

                  4.5.     Tax Matters.

                  Other than liens for taxes not yet due and payable, there are no unpaid taxes which are a lien on any of the Purchased Assets. There have been no examinations pending against, no claims have been asserted against, and there are no unexpired waivers of any statute of limitations with respect to any taxes which could become a lien on any of the Purchased Assets.

                  4.6.     Inventory.

                  Except for components or parts manufactured by Company incorporated into products manufactured by Buyer or by Company pursuant to the Transitional Services Agreement after the Effective Date (as provided in Section 2.1(c)), all Inventory is of a quality usable and saleable in the ordinary course of the Business. All work-in-process is of a quality ordinarily produced in accordance with the requirements of the orders to which such work-in-process is identified, and will require no rework with respect to services performed prior to Closing, except as provided for in the Transitional Services Agreement. Company makes no representation or warranty with respect to the saleability of the Inventory except as expressly provided herein.

                  4.7.     Absence of Certain Changes.

                  Except as and to the extent set forth in Schedule 4.7 or as disclosed to Buyer by any third party pursuant to Buyers investigations, since July 31, 1999 and solely in relation to the Purchased Assets, there has not been:

                  4.7.(a) No Adverse Change. Any material adverse change in the financial condition, assets, Liabilities, business, prospects or operations of the Business;

                  4.7.(b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, in connection with or affecting the Business or the Purchased Assets;

                  4.7.(c) No Disposition of Property. Any material sale, lease or other transfer or disposition of any assets of Company that are Purchased Assets (or would have been Purchased Assets had no sale, lease, transfer or disposition occurred), except for the sale of inventory items in the ordinary course of business;

                  4.7.(d) No Liens. Any Lien made on any of the assets of Company that are Purchased Assets (or would become Purchased Assets if not sold, leased, transferred or disposed of prior to the Closing
         Date);

                  4.7.(e) No Amendment of Contracts. Any entering into, amendment or termination by Company of any material contract in connection with or affecting the Business, or any waiver of material rights thereunder, other than in the ordinary course of business;

                  4.7.(f) Credit. Any grant of credit to any customer of the Business or distributor of its products on terms or amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in terms of any credit heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit in connection with the Business, all of which such changes are other than in the ordinary course of business.

                  4.8.     Absence of Undisclosed Liabilities.

                  Except as and to the extent specifically disclosed in the Financial Information, or in Schedule 4.8, the Business does not have any material Liabilities, other than commercial liabilities and obligations incurred since the date of the Financial Information in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the financial condition or results of operations of the Business by Buyer after the Closing. Except as and to the extent described in the Financial Information or in Schedule 4.8, Company has no knowledge of any basis for the assertion against Company of any material liability in connection with or affecting the Business or the Purchased Assets, and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to such Liabilities, except commercial liabilities and obligations incurred in the ordinary course of the Business and consistent with past practice.

                  4.9.     No Litigation.

                  Except as set forth in Schedule 4.9 and Schedules 4.15.(b)(i) and 4.15.(b)(ii), there is no Litigation pending or, to the Company's knowledge, threatened against Company or its directors (in such capacity) that in any way involves the Business, the Purchased Assets or the Assumed Liabilities, nor does Company know, or have grounds to know, of any basis for any such Litigation other than product liability Litigation. Company has no reason to believe that the Simer Pump Products will be subject to any product liability Litigation except as consistent with past claims including those reflected on Schedules 4.15.(a)(ii), 4.15.(b)(i) and 4.15.(b)(ii). Neither Company, the Purchased Assets nor the Assumed Liabilities is subject to any order of any Government Entity. For purposes of this Agreement, "Litigation" shall refer to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative.

                  4.10.    Licenses and Permits.

                  Company has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the Business. All such licenses, permits, approvals, authorizations and consents are in full force and effect. The Business (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

                  4.11.    Title to and Condition of Purchased Assets.

                  4.11.(a) Marketable Title. Company has, and Buyer will receive at Closing, good and marketable title to all the Purchased Assets, free and clear of all liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, reservations, restrictions, exceptions, limitations, or charges of any nature whatsoever (collectively, "Liens") except those described in Schedule 4.11(a) which will be terminated at or prior to Closing. None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof and the Company has unrestricted power to sell, assign, convey and deliver the Purchased Assets to Buyer, except those Assumed Contracts requiring consent or as to which Company makes no representation or warranty as described in Section 4.3 above.

                  4.11.(b) Condition. To the best of the Company's knowledge, all tangible assets constituting Purchased Assets hereunder are in good operating condition and repair, free from any material defects. All tangible assets constituting Purchased Assets hereunder have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the Business as conducted during the 12 months preceding Closing. Company's entire obligation pursuant to the representation contained in this Section 4.11.(b), whether under the indemnification provisions of Section 8.1 or otherwise, shall be limited to the net book value of the specific assets giving rise to any such claim. All claims pursuant to this
         Section 4.11.(b) must be brought within three (3) months of the Closing Date.

                  4.12.    Contracts and Commitments.

                  4.12.(a) Purchase Commitments. Company has provided Buyer with data reflecting open purchase orders for the Business; none of which reflects purchase commitments beyond three months.

                  4.12.(b) Sales Commitments. Company has provided Buyer with data reflecting open sales orders for the Business. Company has no sales contracts or commitments in connection with or affecting the Business or the Purchased Assets except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price which would result in a material loss to the Business nor reflect sales commitments beyond three months.

                  4.12.(c) Contracts With Affiliates and Certain Others. Except as disclosed on Schedule 4.12(c), Company has no agreement, understanding, contract or commitment (written or oral) in connection with or affecting the Business or the Purchased Assets with any Affiliate or any other officer, employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

                  4.12.(d) Powers of Attorney. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation which is outside the ordinary course for the Business and would have a material, adverse affect on Buyer's ability to operate the Business.

                  4.12.(e) Contracts Subject to Renegotiations. Company is not a party to any contract with any governmental body which is subject to renegotiation in connection with or affecting the Business or the Purchased Assets.

                  4.13.    Intellectual Property.

                  Schedule 4.13 lists all Simer Intellectual Property which is registered or for which application has been made as of the date hereof. Company has received no notices or claims which would materially affect the validity or enforceability of the Simer Intellectual Property, and Company has received no notice of any claimed conflict between the Simer Intellectual Property and any claimed Intellectual Property rights of others. Except as disclosed on Schedule 4.11(a), Company has not granted any license or made any assignment of Simer Intellectual Property, and Company does not pay any royalties or consideration for the right to use the Simer Intellectual Property. Company is not infringing and has not infringed upon any Intellectual Property rights of another in the operation of the Business, nor to the Company's knowledge, is any other person infringing on the Simer Intellectual Property or the rights of the Company thereto. All patents and registered marks of the Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission by the Company.

                  4.14.    Major Customers and Suppliers.

                  4.14.(a) Major Customers. Schedule 4.14.(a) contains a list of the 20 largest customers of the Business as of June 30, 1999 (determined on the basis of the total dollar amount of gross sales) showing the total dollar amount of gross sales to each such customer (the "Customers"). Schedule 4.14.(a) also summarizes other information regarding customers of the Business previously disclosed to Buyer by Company. Except as set forth on Schedule 4.14.(a), (i) Company has received no written notice from any of the Customers that such Customer will discontinue a substantial portion of its business with Simer, which notice states a schedule or time period for such discontinuation,
         (ii) to the best of Company's knowledge (based solely on inquiry of Gary Frandsen, William Yager and Ira Morgenstern), no Customer has informed any of such named individuals that such Customer will discontinue a substantial portion of its business with Simer and has informed such individual of a schedule or time period for such discontinuation and (iii) to the best of Company's knowledge (based solely on inquiry of Gary Frandsen, William Yager and Ira Morgenstern), no Customer has informed any of such named individuals that such Customer will discontinue purchasing Simer Pump Products solely as a result of

         Buyer's purchase of the Purchased Assets and the continuation of the Business following the Closing.

                  4.14.(b) Major Suppliers. Company has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the current suppliers to Simer will not continue to be suppliers to the Business after the Closing and will not continue to supply the Business with substantially the same quantity and quality of goods at competitive prices.

                  4.14.(c) Dealers and Distributors. Schedule 4.14.(c) contains a list of all sales representatives, dealers, distributors and franchisees of the Business, together with a representative copy of any written sales representative, dealer, distributor and franchise contract.

                  4.15.    Product Warranty and Product Liability.

                  4.15.(a) Schedule 4.15.(a)(i) contains a true, correct and complete copy of Company's standard warranty or warranties for sales of products associated with Simer and being sold by the Company as of the date hereof. The Company has made available to Buyer all of its product warranty claim data, including history of service costs and other data related to returns, repairs and replacement of Simer products. Schedule 4.15.(a)(ii) contains a complete and accurate listing of all product warranty claims during the past twelve (12) months for Simer products manufactured by the Company.

                  4.15.(b) Schedule 4.15.(b)(i) contains a description of all product liability claims and similar Litigation relating to Simer products which are presently pending or which to Company's knowledge are threatened, or which have been asserted or commenced against Company within the last five (5) years, in which a party thereto either requests injunctive relief or alleges damages in excess of $10,000 (whether or not covered by insurance). Schedule 4.15.(b)(ii) contains a description of consumer claims under $10,000 within the last five (5) years. Products related to the Business have been designed and manufactured so as to meet and comply with all governmental standards and specifications currently in effect, and have received all governmental approvals necessary to allow their sale and use. To the best of Company's knowledge and except for those product features (or lack thereof) that have been alleged to constitute a defect in design or manufacture of Pump Products in those matters described on Schedules 4.15.(a)(ii), 4.15.(b)(i) and 4.15.(b)(ii) there are no defects in design or manufacture of Pump Products which would adversely affect performance or create an unusual risk of injury to persons or property. Since 1992, none of the Pump Products has been the subject of any voluntary or involuntary recall campaign involving an aggregate cost in excess of $500,000 or any voluntary or involuntary recall campaign required by, or performed in cooperation with, any governmental agency.

                  4.16.    Affiliates' Relationships to Company.

                  No Affiliate has any direct or indirect interest in (i) any entity which does business with Company in connection with the operation of, or is competitive with, the Business, or (ii) any property, asset or right which is used by Company in the conduct of the Business.

                  4.17.    Disclosure.

                  No representation or warranty by Company in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Company pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

5.       REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer makes the following representations and warranties to Company, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by Company, or any notice to Company, and shall survive the Closing of the transactions provided for herein.

                  5.1.     Corporate.

                  5.1.(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

                  5.1.(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

                  5.2.     Authority.

                  The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

                  5.3.     No Brokers or Finders.

                  Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

                  5.4.     Disclosure.

                  No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

6.       OTHER MATTERS

                  6.1.     Noncompetition; Confidentiality.

                  As an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business, Company hereby covenants and agrees as follows:

                  6.1.(a) Covenant Not to Compete. For a period of seven (7) years from the Closing Date, Company and Shareholder will not, directly or indirectly, within the United States or within any foreign countries,

                           (i) engage in continue in or carry on any business
                  which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                           (ii) consult with, advise or assist in any way,
                  whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Business or Purchased Assets which Buyer is acquiring hereunder, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arms' length basis with any such competitor; or

                           (iii) engage in any practice the sole intent of which
                  is to evade the provisions of this covenant not to compete,

         provided, however, that Buyer expressly agrees that Company may market, distribute or sell, at its sole discretion, the Excluded Inventory after Closing, and that such activities are not prohibited by and shall not be considered a breach of this Section 6.1.(a). In the event Company, subsequent to Closing, acquires an entity or business (or an interest in an entity or business) a part or division of which competes with the Business or is substantially similar thereto, Buyer agrees that Company shall have a period of six (6) months after closing such acquisition to divest of all competitive operations and that such acquisition and divestiture shall not be prohibited by or deemed a breach of this Section 6.1(a).

         The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Business or the Purchased Assets. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

                  6.1.(b) Covenant of Confidentiality. Subsequent to the Closing, Company shall hold in confidence any confidential information concerning the Business, the Purchased Assets or the Assumed Liabilities and will not disclose, publish or make use of the same without the consent of Buyer unless and until such information shall have ceased to be confidential as evidenced by general public knowledge or availability through public sources, or unless disclosure is required under order of a court or other body having jurisdiction, provided that Company shall have given prior notice to Buyer of any hearing or other proceeding in which the matter of such disclosure is to be heard. For purposes hereof, "confidential information" shall mean and include, without limitation, all Intellectual Property which is a Purchased Asset, all customer lists and customer information of the Business, and all other information concerning the processes, sources of supply, raw materials processing methods, inventory conversion costs, apparatus, equipment, packaging, products, marketing and distribution methods of the Business, not previously disclosed to or already available to the public.

                  6.1.(c) Equitable Relief for Violations. Company agrees that the provisions and restrictions contained in this Section 6.1 are necessary to protect the legitimate continuing interests of Buyer in acquiring the Business through the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this
         Section 6.1.

                  6.2.     HSR Act Filings.

                  To the extent any HSR Act Filings are necessary and such filings have not been completed prior to the execution of this Agreement, each of Company and Buyer shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under the HSR Act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the federal Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, the Company shall consult with Buyer. Company and Buyer shall share equally the cost of any filings required under the HSR Act.

                  6.3.     Use of Name.

                  Following the Closing and except as allowed by Section 6.1.(a), neither Company nor any Affiliate shall, without the prior written consent of Buyer, make any use of the name "Simer Pump" or any other Simer trade names or names confusingly similar thereto, except as may be necessary for Company to pay its liabilities, prepare tax returns and other reports, and to otherwise wind up and conclude its business.

                  6.4.     Sales Tax Matters.

                  The Company shall pay all sales tax, if any, assessed in conjunction with the transaction contemplated herein, by any governmental entity with jurisdiction.

                  6.5.     Access to Information and Records.

                  After the Closing, each party will afford the other party, its counsel, accountants and other representatives, upon reasonable request and during normal business hours, reasonable access to the books, records and other data in such party's possession relating to the Purchased Assets, with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party for any proper business purpose, and provided Company may deny access to information with respect to its other business operations which Company deems confidential. Each party agrees for a period extending six years after the Closing not to destroy or otherwise dispose of any such records without first offering in writing to surrender such records to the other party, which party shall have ten (10) days after such offer to agree in writing to take possession thereof.

                  6.6.     Bulk Sales Compliance.

                  Buyer and Company waive compliance with any applicable provisions of the bulk sales or bulk transfer statutes of all states having jurisdiction.

                  6.7.     Identification of Pump Products Following Closing.

                  Following Closing, Buyer shall cause all products which it manufactures or causes to be manufactured that are the same as, or could pass in the trade for, the Pump Products, whether or not using the Purchased Assets and whether or not bearing the "Simer" name (the "Post-Closing Pump Products"), to be imprinted with a cord tag identifying the date of manufacture, which tag shall be of a color not used at any time by Company in its manufacture of the Pump Products. Such cord tag shall be affixed to any such products in a way that permits identification of the cord tag to a specific product.

                  6.8.     Termination of Sales Representative Agreements.

                  Immediately following Closing, Company shall notify sales representatives currently authorized to sell Simer products that their representation on the Simer product line will terminate thirty (30) days from the date of notice. Company will further notify such sales representatives that they will receive commissions only on products shipped prior to expiration of the thirty (30) day period. Within ten (10) days after receiving documentation evidencing all commissions paid by Company to sales representatives on Simer products shipped during this thirty (30) day period, Buyer agrees to reimburse Company for that total amount. Company shall use its best efforts to coordinate communications with such sales representatives with Buyer's designated sales personnel. Notwithstanding the foregoing, Company shall not send notification or terminate its contracts, agreements, understandings or other relationships, whether written or oral, with any entity listed on Schedule 4.12(c).

7.       PRE-CLOSING PERIOD

                  7.1.     Conduct of Business Pending the Closing.

                  From the date hereof until the Closing (the "Pre-Closing Period"), except as otherwise approved in writing by the parties, Company and Buyer covenant as follows:

                  7.1.(a) No Changes. Company will carry on the Business in the ordinary course consistent with past practice.

                  7.1.(b) Maintain Organization. Company will take such action as may be necessary to maintain and preserve the Company's present relationships with suppliers and customers and others having business relationships with the Business.

                  7.1.(c) No Breach. Company will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by Company herein.

                  7.1.(d) No Material Contracts. No contract or commitment will be entered into, and no purchase or sale will be made, by or on behalf of the Business, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the Business (individually or in the aggregate), involve obligations arising or coming due within ninety (90) days of Closing, and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

                  7.1.(e) Maintenance of Property. Company shall use, operate, maintain and repair all personal property that constitutes a Purchased Asset of the Business in the ordinary course of business and consistent with past practice.

                  7.2.     Transitional Services Agreement.

                  During the Pre-Closing Period, the parties shall negotiate and prepare an agreement governing transition services to be provided subsequent to Closing and such additional terms and conditions as the parties may agree to (the "Transitional Services Agreement"). The Transitional Services Agreement shall follow the guidelines set forth on Exhibit A and such other terms as the parties may agree to, provided that the following terms are not subject to renegotiation and must be included in the Transitional Services Agreement, except with the consent of both parties:

                           (i) The quantity of goods to be produced under the
                  Transitional Services Agreement shall be set forth in a binding forecast mutually agreeable to the parties; the binding forecast for manufacture of motors may be increased, but not decreased, on at least six (6) weeks advance notice and subject to acceptance by Company; provided, however, in the event the parties acting in good faith cannot agree to a binding forecast, neither party shall be obligated to enter into the Transitional Services Agreement;

                           (ii) Buyer shall purchase the goods manufactured by
                  the Company pursuant to the Transitional Services Agreement under binding forecasts at Company's standard costs for such goods (as periodically adjusted consistent with past practice), plus 15%. For quantities in excess of the binding forecast, the percentage previously described shall be 20%, rather than 15%.

                           (iii) Company shall manufacture finished goods in a
                  manner consistent with past manufacturing practices and methods, which shall be Company's sole representation and warranty relating to the goods; and

                           (iv) Buyer shall bear all risk, obligation and
                  liability, and shall expressly indemnify Company, with respect to all goods manufactured by Company from and after the time that such goods have left Company's manufacturing facilities.

The parties shall exercise good faith in the negotiation of the Transitional Services Agreement.

                  7.3.     Completion of Due Diligence Investigation.

                  Company and Buyer shall use their best efforts to contact certain of Company's customers pursuant to Buyer's "due diligence" investigation. Buyer shall have the right to designate seven (7) of the following customers for such contact: Menards, Ace Hardware Corp., Tru Serv, Northern Tool and Equipment, Mills, Riggs, United Hardware Co., AGIS (Benelux), and BSH (Germany). Company and Buyer shall use their best efforts (i) to prepare a mutually agreeable script to utilize in customer contacts and (ii) to schedule and complete customer contacts as soon as possible after execution of this Agreement, including without limitation by making personnel involved in such process available at all reasonable times. Company personnel to participate in customer contacts are William Yager and/or Ira Morgenstern and Buyer personnel to participate in customer contacts are Carl Peterson and/or Jeff Bryant, and/or such other persons as Buyer may designate. Such investigation shall be completed prior to 9:00 a.m. Central Standard Time on the fifth business day after the date of execution of this Agreement. In the event Buyer does not exercise its option pursuant to Section 11.8(a) to terminate this Agreement prior to 9:00 a.m. Central Standard Time on the fifth business day after the date of execution of this Agreement, such option shall be deemed waived unless the parties have mutually agreed in writing to an extension of such time period with respect to any one or more specified customers due to the unavailability of such customer(s) during the stated investigation period, and in the case of any such extension the right to terminate under Section 11.8(a) shall relate solely during such extended period to such customer(s).

                  7.4.     Updates to Disclosure Schedules.

                  During the Pre-Closing Period, Company shall have the right to update any Disclosure Schedules; provided, however, that any such update, modification or change to any Disclosure Schedule constituting a material adverse change in the Business shall be deemed a permissible basis for termination of this Agreement by Buyer without penalty pursuant to Section 11.8.

                  7.5.     Consummation of Closing.

                  During the Pre-Closing Period and through the Closing, the parties shall use their respective best efforts to fulfill and perform all conditions, covenants and obligations on their respective parts to be fulfilled and performed under this Agreement prior to Closing, and to cause the consummation of the transactions contemplated by this Agreement on the Closing Date. Compliance by a party with its obligations under this Section 7.5 shall be a condition to the obligations of the other party to close the transactions contemplated by this Agreement.

                  7.6.     Confidentially Pending Closing.

                  Each of Buyer (on the one hand) and Company and Shareholder (on the other) shall hold in confidence any confidential information of the other party disclosed by such other party pursuant to the negotiation of, and consummation of the transactions contemplated by, this Agreement, and will not disclose, publish or make use of the same except as contemplated by this Agreement without the consent of the other party, unless and until such information shall have ceased to be confidential as evidenced by general public knowledge or availability through public sources, or unless disclosure is required under order of a court or other body having jurisdiction, provided that the party from whom such disclosure is being sought shall have given prior notice to the other party of any hearing or other proceeding in which the matter of such disclosure is to be heard. For purposes of this Section 7.6, the term "confidential information" shall mean and include Intellectual Property, customer lists and customer information, all other information concerning manufacturing processes, engineering drawings, sources of supply, raw materials processing methods, inventory conversion costs, apparatus, equipment, packaging, products, marketing and distribution methods. Each party will disclose the confidential information of the other party to its employees, agents, advisors and representatives on a need-to-know basis only, and only to such employees, agents, advisors and representatives who are aware of, and agree to be bound by, the confidentiality obligations of this Section 7.6.

                  In the event of a Closing under this Agreement, the confidentiality obligations of Buyer relating to "confidential information" of Company as defined in Section 6.1(b) shall terminate; provided that the other obligations of Company and Buyer under this Section 7.6 shall remain in full force and effect for a period of two (2) years following the Closing. In the event there is no Closing under this Agreement, the parties' confidentiality obligations under this Section 7.6 shall remain in full force and effect for two
(2) years following the date hereof and each party shall immediately return to the other party all copies of materials which constitute confidential information of such other party.

8.       INDEMNIFICATION

                  8.1.     By Company and Shareholder.

                  Subject to the terms and conditions of this Article 8, Company and Shareholder hereby agree to indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's affiliates"), from and against all Loss asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's affiliates, the Business or the Purchased Assets, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Company contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Company contained in this Agreement (regardless of whether such breach is deemed "material"); or (c) the failure of Company or Shareholder to pay or discharge any liability other than an Assumed Liability. As used in this Article 8, the term "Loss" shall include all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys fees and expenses).

                  8.2.     By Buyer.

                  Subject to the terms and conditions of this Article 8, Buyer hereby agrees to indemnify, defend and hold harmless Company and Shareholder, their directors, officers, employees and controlling persons, from and against all Loss asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material"); (c) the failure by Buyer to pay or discharge any Assumed Liabilities; or (d) Buyer's operation of the Business following Closing, including, without limitation, the marketing, sale and use of any Pump Products manufactured by Company pursuant to the Transitional Services Agreement, regardless of any insurance coverage which may be maintained by Company.

                  8.3.     Indemnification of Third-Party Claims.

                  The obligations and liabilities of any party to indemnify any other under this Article 8 with respect to Loss relating to third parties shall be subject to the following terms and conditions:

                  8.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any claim, action or proceeding which, if successful, might result in a claim for indemnification under
         Section 8.1 or 8.2 (a "Claim"), and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 8, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                  8.3.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise or settlement, provided that any payment, settlement or compromise of such Claim shall include a full and final release of the Indemnifying Party.

                  8.4.     Limitations on Indemnification.

                  8.4.(a) Time Limitation. No claim or action shall be brought under this Article 8 or otherwise for breach of a representation or warranty after the lapse of two (2) years following the Closing. Regardless of the foregoing, however, or any other provision of this
         Agreement:

                           (i) There shall be no such time limitation on claims
                  or actions brought for breach of any representation or warranty made in or pursuant to Sections 4.1, 4.2, and 4.11.(a) or for breaches of any covenants contained in Article 6 herein. There shall be no time limitation on claims or actions based on the fraud of Company except for any applicable statute of limitations.

                           (ii) Any claim or action brought for breach of any
                  representation or warranty made in or pursuant to Section 4.5 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

                           (iii) Any claim made by a party hereunder by a demand
                  for arbitration in accordance with Article 10 hereof for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

                           (iv) If any act, omission, disclosure or failure to
                  disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

                           (v) Any claim made by Buyer hereunder pursuant to
                  Section 4.11.(b) must be brought within three (3) months of the Closing.

                  8.4.(b) Minimum Amount. Except with respect to claims for breaches of representations or warranties contained in Sections 4.1,
         4.2 and 4.11.(a), covenants contained in Sections 6.1, 6.3, 6.4 and 7.6, and discharge of any liabilities (other than Assumed Liabilities) pursuant to Section 2, the Company and Shareholder shall have no liability with respect to the breach of any representation, warranty or with respect to any indemnification under Section 8.1 hereof, unless the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Article 8 (but for this Section 8.4.(b)) exceeds $100,000; and then only for the amount by which such aggregate exceeds $100,000.

                  8.4.(c) Aggregate Amount Limitation. Except with respect to claims for breaches of warranties contained in Section 4.1, 4.2, 4.11.(a) and 4.11.(b) (as to which amount limitations are set forth in such Section 4.11.(b)), claims for breach of the covenants contained in Section 6.1, 6.3, 6.4 and 7.6, and discharge of liabilities (other than Assumed Liabilities) pursuant to Section 2, the Company and Shareholder shall have no liability with respect to the breach of any representation, warranty, covenant or obligation to be performed or complied with under this Agreement or with respect to any indemnification under Section 8.1 hereof, in excess of a total aggregate amount of fifty percent (50%) of the Final Purchase Price. Notwithstanding the foregoing, nothing contained in this Agreement shall limit the Company's or the Shareholder's liability under this Agreement to the extent such liability results from fraud of the Company or Shareholder.

                  8.4.(d) Indemnification as Exclusive Remedy. The indemnification provided in this Article 8 shall be the exclusive post-closing remedy available to the parties for any breach of any representation, warranty, covenant or agreement contained in this Agreement or any other documents, instruments or agreements executed and delivered in conjunction with the transactions contemplated hereby; provided however, that either party shall be entitled to seek injunctive relief to enforce the provisions of Sections 6.1, 6.3, 6.4, 6.5, 6.7, 6.8 or 7.6.

                  8.4.(e) Limitation on Indemnification. Notwithstanding the foregoing, neither the Company and the Shareholder nor the Buyer will be entitled to indemnification with respect to punitive damages, except in the case of fraud or willful misconduct by the other party. Any indemnification amounts payable by an Indemnifying Party under Section
         8.1 or 8.2 hereof shall be calculated after giving effect to (i) any proceeds (net of retro-premium adjustments and other expenses) actually received by an Indemnified party from insurance policies covering the damage that is the subject of such claim for indemnity; and (ii) the actual recognized tax benefit resulting from such damage.

9.       CLOSING

                  The closing of this transaction ("the Closing") shall take place at the offices of Posternak, Blankstein & Lund, L.L.P. in Boston, Massachusetts at 10:00 A.M. on October 8, 1999, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date". Upon Closing, the purchase and sale of the Purchased Assets shall be deemed consummated at 12:00.01 a.m. on the Closing Date (the "Effective Date").

                  9.1. Documents to be Delivered by Company.

                  At the Closing, Company shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                  9.1.(a) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

                  9.1.(b) Opinion of Counsel. A written opinion of Posternak, Blankstein & Lund, L.L.P., counsel to Company, dated as of the Closing Date, addressed to Buyer, in a form reasonably acceptable to Buyer.

                  9.1.(c) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Company and the Board of Directors of Shareholder authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  9.1.(d) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

                  9.1.(e) Assignment of Intellectual Property Rights. Assignments of the Intellectual Property to be transferred in a form agreed to by the parties.

                  9.1.(f) Compliance Certificate. A certificate signed by an executive officer of Company that each of the representations and warranties made by Company in this Agreement is true and correct in all material respects on and as of the Closing Date, and that Company has performed and complied with all of Company's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  9.1.(g) Transitional Services Agreement. The Transitional Services Agreement.

                  9.1.(h) Accounts Receivable. A list of accounts receivable of the Business as of the day prior to the Closing Date.

                  9.1.(i) Purchase Order Information. A report detailing all purchase orders of the Company as of the day prior to the Closing Date.

                  9.1.(j) Lien Releases. Evidence of termination of all Liens in a form reasonably satisfactory to Buyer.

                  9.1.(k) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and as are necessary to vest in the Buyer title to the Purchased Assets, and such other certificates of authority and documents as Buyer may reasonably request to consummate the transaction contemplated hereby.

                  9.2.     Documents to be Delivered by Buyer.

                  At the Closing, Buyer shall deliver to Company the following documents, in each case duly executed or otherwise in proper form:

                  9.2.(a) Cash Purchase Price. To Company, funds by wire transfer as required by Section 3.2.(b) and (d).

                  9.2.(b) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Company and its counsel to evidence the assumption of Company debts, liabilities and obligations as provided for in Article 2.

                  9.2.(c) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to Buyer, dated as of the Closing Date, addressed to Company, in a form reasonably acceptable to Company.

                  9.2.(d) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  9.2.(e) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Company by Buyer pursuant to the terms hereof.

                  9.2.(f) Compliance Certificate. A certificate signed by an executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date, and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  9.2.(g) Transitional Services Agreement. The Transitional Services Agreement.

                  9.2.(h) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request to consummate the transaction contemplated hereby.

10.      RESOLUTION OF DISPUTES

                  10.1.    Arbitration.

                  Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 10. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of Company and/or any Shareholder under Section 6.1 of this Agreement.

                  10.2.    Arbitrators.

                  If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $1,000,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

                  10.3.    Procedures; No Appeal.

                  The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

                  10.4.    Authority.

                  The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

                  10.5.    Entry of Judgment.

                  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction.

                  10.6.    Confidentiality.

                  All proceedings under this Article 10, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

                  10.7.    Continued Performance.

                  The fact that the dispute resolution procedures specified in this Article 10 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

                  10.8.    Tolling.

                  All applicable statutes of limitation shall be tolled while the procedures specified in this Article 10 are pending. The parties will take such action, if any, required to effectuate such tolling.

11.      MISCELLANEOUS

                   Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose, except as specified in the Disclosure Schedules.

                  11.1.    Further Assurance.

                  From time to time, at Buyer's request and without further consideration, Company will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Purchased Assets.

                  11.2.    Disclosures and Announcements.

                  Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Buyer shall be subject to the approval of the other in all essential respects, except that either party's approval shall not be required as to any statements and other information which the other party may submit to the Securities and Exchange Commission, the New York Stock Exchange, its stockholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or the New York Stock Exchange or otherwise required by law.

                  11.3.    Assignment; Parties in Interest.

                  11.3.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may, without consent of the other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary to Company hereunder.

                  11.3.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

                  11.4.    Law Governing Agreement.

                  This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

                  11.5.    Amendment and Modification.

                  Buyer and Company may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

                  11.6.    Notice.

                  All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                  (a)      If to Buyer, to:

                           Sta-Rite Industries, Inc..
                           293 Wright Street
                           Delavan, Wisconsin 53115
                           Attention: Karen E. Spors
                           Facsimile: 414-728-7555

                           (with a copy to)

                           Foley & Lardner
                           Attention:  Joseph B. Tyson, Jr.
                           777 East Wisconsin Avenue
                           Milwaukee, Wisconsin   53202
                           Facsimile: 414-297-4900

or to such other person or address as Buyer shall furnish to Company in writing.

                  (b)      If to Company, to:

                           Holmes Products Corp.
                           233 Fortune Blvd.
                           Milford, MA 01757
                           Attention:  Senior Vice-President Finance
                           Facsimile:  508-634-1211

                           (with a copy to)

                           POSTERNAK, BLANKSTEIN & LUND, L.L.P.
                           100 Charles River Plaza
                           Boston, MA 02114
                           Attention:  Donald H. Siegel, P.C.
                           Facsimile:  617-367-2315

or to such other person or address as Company shall furnish to Buyer in writing.

                  If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

                  11.7.    Expenses.

                  Regardless of whether or not the transactions contemplated hereby are consummated:

                  11.7.(a) Brokerage. Except as to Goldsmith, Agio, Helms and Company, who shall be compensated by Company, Company and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein. Buyer agrees to hold Company harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Buyer in connection with the execution of this Agreement or the transactions provided for herein. Company agrees to hold Buyer harmless from and against all other claims for brokerage commissions or finder's fees incurred through any act of Company in connection with the execution of this Agreement or the transactions provided for herein.

                  11.7.(b) Expenses to be Paid by Company. Company shall pay, and shall indemnify, defend and hold Buyer harmless from and against, each of the following:

                           (i) Transfer Taxes. Any sales, use, excise, transfer
                  or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

                           (ii) Professional Fees. All fees and expenses of
                  Company's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

                  11.7.(c) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

                  11.8.    Termination.

                  This Agreement may be terminated at any time prior to Closing:

                           (a) by Buyer, in the event Buyer, in its sole discretion, is not satisfied with the results of Buyer's investigation with respect to customers of the Company subject to the limitations set forth in Section 7.3; or

                           (b) by either party, in the event the parties do not enter into the Transitional Services Agreement as provided for in Sections 8.1.(g) and 8.2.(g); or

                           (c) by either party in the event the Closing does not occur on or before October 8, 1999; or

                           (d) by Buyer, in the event that any update, modification or change to any Disclosure Schedule by Company pursuant to Section 7.4 reflects or constitutes a material adverse change in the Business.

Termination of this Agreement shall be without penalty to either party unless one party terminates the Agreement pursuant to Section 11.8(b) or 11.8(c) as a result of the other party's breach of the covenants contained in Sections 7.2, 7.3, 7.5, 9.1 or 9.2, in which case the non-breaching party shall be entitled to available remedies at law or equity.

                  11.9.    Entire Agreement.

                  This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

                  11.10.   Counterparts.

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and any agreements referenced herein or required pursuant to the Closing may be executed and delivered by facsimile signature. The parties agree to deliver original signatures promptly following execution of facsimile signatures.

                  11.11.   Headings.

                  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


THE RIVAL COMPANY ("Company")

By:   /S/ Ira B. Morgenstern
      -------------------------------

Name: Ira B. Morgenstern
      -------------------------------

Title: Senior Vice President -- Finance
       --------------------------------


HOLMES PRODUCTS CORP. ("Shareholder")

By:   /S/ Ira B. Morgenstern
      -------------------------------

Name: Ira B. Morgenstern
      -------------------------------

Title: Senior Vice President - Finance
       --------------------------------


STA-RITE INDUSTRIES, INC. ("Buyer")

By:   /S/ Thomas M. Rettler
      ---------------------------------

Name: Thomas M. Rettler
      ---------------------------------

Title: Vice President - Finance
      ---------------------------------


                                      -35-